Exhibit 99.1

Phillips Edison & Company Reports Fourth Quarter
and Full Year 2019 Results

Executed a record 251 leases totaling 1.1 million square feet during Q4 2019

Portfolio occupancy at an all-time high of 95.4%

Reduced leverage as Company paid down $89.1 million in debt

CINCINNATI - February 24, 2020 - Phillips Edison & Company, Inc. (“PECO” or the “Company”), an internally-managed real estate investment trust (“REIT”) and one of the nation’s largest owners and operators of grocery-anchored shopping centers, reported net income of $4.9 million and net loss of $72.8 million for the three- and twelve-month periods ended December 31, 2019, respectively. Full year 2019 loss was primarily attributable to non-cash impairments related to property dispositions to improve the quality of the portfolio, consistent with the Company’s planned strategy to recycle capital into higher-growth opportunities.

Fourth Quarter 2019 Highlights (vs. Fourth Quarter 2018)

•	Pro forma same-center net operating income (“NOI”)* increased 7.1% to $86.6 million

•	Leased portfolio occupancy totaled 95.4%, an improvement from 93.2% a year ago

•	Executed a record 251 leases (new, renewal, and options) totaling 1.1 million square feet with comparable new lease spreads of 11.3% and comparable renewal lease spreads of 9.1%

•
Funds from operations (“FFO”) increased 44.2% to $56.5 million primarily as a result of the merger with Phillips Edison Grocery Center REIT II, Inc. (“REIT II”); FFO per diluted share increased to $0.17 from $0.14 per diluted share

•	Core FFO increased 32.5% to $61.2 million primarily as a result of the REIT II merger; Core FFO per diluted share increased to $0.19 from $0.17 per diluted share

•	FFO and Core FFO totaled 101.2% and 109.7%, respectively, of total distributions made during the quarter

•	Closed on a 10-year, $200 million secured debt facility with a 3.35% fixed interest rate and repriced a $175 million term loan, lowering the interest rate spread by 50 basis points

•	Net debt to total enterprise value (“TEV”) improved to 39.5% from 41.1% at December 31, 2018

•	Outstanding debt had a weighted-average interest rate of 3.4%, a weighted average maturity of 5.0 years, and 89.4% was fixed-rate debt

Full Year 2019 Highlights (vs. 2018)

•	Pro forma same-center NOI* increased 3.7% to $339.6 million

•	Executed a record 1,026 leases (new, renewal, and options) totaling 4.6 million square feet with comparable new lease spreads of 13.3% and comparable renewal spreads of 8.5%

•	Realized $223.1 million in proceeds from the sale of 21 properties and one outparcel

•
Acquired two properties and two outparcels for a total cost of $71.7 million; merged with Phillips Edison Grocery Center REIT III, Inc. (“REIT III”), acquiring three additional properties and ownership interest in a joint venture

•	FFO increased 38.9% to $217.0 million primarily as a result of the REIT II merger; FFO per diluted share increased to $0.66 from $0.65 per diluted share

•
Core FFO increased 31.1% to $230.9 million primarily as a result of the REIT II merger; Core FFO per diluted share totaled $0.70 compared to $0.73 per diluted share. The decrease per diluted share for full year 2019 was a result of delevering and disposition activity in 2018 and 2019.

* For purposes of evaluating same-center NOI on a comparative basis, the Company is presenting pro forma same-center NOI, which includes properties acquired in PECO’s merger with REIT II in November 2018 presented as though the transaction had occurred on January 1, 2018. As such, 276 properties are included in pro forma same-center NOI. Please see 'Pro Forma Same-Center NOI' under ‘Fourth Quarter and Full Year Ended December 31, 2019 Financial Results’ for additional disclosure.

Management Commentary
“The fourth quarter marked our second consecutive quarter of record leasing activity, which was a key driver to our remarkable finish to 2019,” commented Jeff Edison, Chairman and Chief Executive Officer of PECO. “Pro forma same-center NOI growth of 7.1% for the fourth quarter, and 3.7% for the full year, were the result of sustained demand for our well-located grocery-anchored neighborhood shopping centers and solid execution by our team.”
“As we look toward 2020, our focus is threefold: driving NOI growth through re-leasing spreads and redevelopment projects, completing our quality improvement dispositions and recycling that capital into higher-growth opportunities, and continuing to delever our balance sheet. Further, our investment management business complements these strategies as it provides ways to delever, grow our earnings and assets under management, and engage with new strategic partners. We are confident that executing on these critical initiatives will help us prepare for a full-cycle liquidity event for our stockholders.
“We continue to be optimistic about the health of neighborhood retail shopping centers as we see strong operating results across the industry. We look forward to another successful year in 2020 as we remain laser focused on unlocking value for our stockholders.”

Fourth Quarter and Full Year Ended December 31, 2019 Financial Results
Net Income (Loss)
Fourth quarter 2019 net income totaled $4.9 million compared to net income of $79.2 million for the fourth quarter of 2018.
Net income for the fourth quarter of 2019 was driven by $17.3 million of gains recognized from property sales, partially offset by $12.8 million of non-cash impairments. Comparatively, net income for the fourth quarter of 2018 was driven by $103.7 million of gains recognized primarily from the sale or contribution of properties to the Grocery Retail Partners I LLC joint venture with The Northwestern Mutual Life Insurance Company, partially offset by $13.1 million of impairments. Further contributing to performance during the fourth quarter of 2019 was an increase in rental income and a decrease in general and administrative expenses offset by increased depreciation and amortization, real estate taxes, and interest expense resulting from additional properties owned and debt assumed in the November 2018 merger with REIT II.
Full year 2019 net loss totaled $72.8 million compared to net income of $47.0 million for 2018.
Net loss for the full year 2019 was driven by $97.1 million of non-cash impairments, partially offset by $28.2 million of gains recognized from property sales. Comparatively, net income for the full year 2018 was driven by $109.3 million of gains recognized from the sale or contribution of properties, partially offset by $40.8 million of impairments. Further contributing to performance during the full year 2019 was an increase in rental income and a decrease in general and administrative expenses offset by increased depreciation and amortization, real estate taxes, and interest expense resulting from additional properties owned and debt assumed in the November 2018 merger with REIT II.

FFO as Defined by the National Association of Real Estate Investment Trusts (“NAREIT”)
For the fourth quarter of 2019, FFO attributable to stockholders and convertible noncontrolling interests increased 44.2% to $56.5 million, or $0.17 per diluted share, from $39.2 million, or $0.14 per diluted share, during the same year-ago quarter.
For the year ended December 31, 2019, FFO attributable to stockholders and convertible noncontrolling interests increased 38.9% to $217.0 million, or $0.66 per diluted share, from $156.2 million, or $0.65 per diluted share in 2018.

The improvements in FFO and FFO per diluted share for both periods were driven by NOI growth from rent growth and higher recoveries, lower amortization of corporate intangibles, and lower general and administrative expenses.

Core FFO
For the fourth quarter of 2019, Core FFO increased 32.5% to $61.2 million, or $0.19 per diluted share, compared to $46.2 million, or $0.17 per diluted share, during the same year-ago quarter.
For the year ended December 31, 2019, Core FFO increased 31.1% to $230.9 million, or $0.70 per diluted share, compared to $176.1 million, or $0.73 per diluted share, for 2018.
The improvements in Core FFO for both periods were driven by the assets acquired from the merger with REIT II, year-over-year NOI growth, and expense management at the property level. Core FFO on a per diluted share basis increased for the fourth quarter of 2019 but decreased for full year 2019 as a result of delevering and disposition activity in 2018 and 2019.

Pro Forma Same-Center NOI
Fourth quarter 2019 pro forma same-center NOI increased 7.1% to $86.6 million compared to $80.9 million during the fourth quarter of 2018. The improvement was primarily driven by a $0.23, or 1.9%, increase in average base rent per square foot and a 1.4% increase in average same-center occupancy.
Full year 2019 pro forma same-center NOI increased 3.7% to $339.6 million compared to $327.6 million during 2018. The improvement was primarily driven by a $0.23, or 1.9%, increase in average base rent per square foot and a 0.4% increase in average same-center occupancy.
Additionally, the improvements in pro forma same-center NOI for both periods were driven by lower operating expenses and increased recovery of operating costs and capital versus the comparable periods in 2018.

Fourth Quarter and Full Year Ended December 31, 2019 Portfolio Overview
Portfolio Statistics
As of December 31, 2019, PECO’s portfolio consisted of 287 properties, totaling approximately 32.1 million square feet, located in 31 states. This compares to 303 properties, totaling approximately 34.4 million square feet, located in 32 states as of December 31, 2018.
Leased portfolio occupancy improved to 95.4% at December 31, 2019 as compared to 93.2% at December 31, 2018. Anchor occupancy increased to 98.0% compared to 97.4% a year ago, and in-line occupancy increased to 90.2% from 84.9% at year-end due to the strong demand in well-located grocery-anchored neighborhood shopping centers and strategic initiatives focused on leasing dormant spaces.

Leasing Activity
During the fourth quarter of 2019, 251 leases (new, renewal, and options) were executed totaling 1.1 million square feet. This compared to 228 leases executed totaling 1.1 million square feet during the fourth quarter of 2018 (the period in which we merged with REIT II).
Comparable rent spreads during the quarter, which compare the percentage increase (or decrease) of new or renewal leases to the expiring lease of a unit that was occupied within the past twelve months for both PECO and REIT II, were 11.3% for new leases, 9.1% for renewal leases (excluding options), and 9.6% combined (new and renewal leases only).
During the full year ended December 31, 2019, 1,026 new and renewal leases were executed totaling 4.6 million square feet. This compared to 762 new and renewal leases executed totaling 3.5 million square feet during 2018 (the majority of this year elapsing prior to our merger with REIT II in November 2018).
Comparable rent spreads during 2019 were 13.3% for new leases, 8.5% for renewal leases (excluding options), and 9.6% combined (new and renewal leases only).

Acquisition and Disposition Activity
During the fourth quarter of 2019, PECO acquired one grocery-anchored shopping center and one outparcel at a total cost of $21.8 million, and generated $136.9 million in proceeds from the sale of eleven properties.

During the full year ended December 31, 2019, two shopping centers as well as two outparcels were acquired for a total cost of $71.7 million, and the Company generated $223.1 million in proceeds from the sale of 21 properties and one outparcel.
Sales proceeds are expected to be used to reduce leverage, fund acquisitions through tax-efficient exchanges, and fund redevelopment opportunities in owned centers.

Merger Transaction with REIT III
On October 31, 2019, PECO successfully acquired three grocery-anchored properties and ownership interest in a joint venture from REIT III in a merger transaction valued at approximately $71 million.

Investment Management Business
For the quarter and year ended December 31, 2019, respectively, the Company generated combined fee income of $2.6 million and $11.7 million for asset management, property management, and related services rendered. Fee income declined from 2018 due to the decrease in third-party assets under management resulting from the acquisitions of REIT II and REIT III.
At year-end, the Company had approximately $585 million of third-party assets under management.
Looking forward, the Company is committed to expanding its investment management business, which has the potential to generate income and cash flow without requiring additional capital or increasing leverage.

Balance Sheet Highlights at December 31, 2019
At year-end, the Company had $489.8 million of borrowing capacity available on its $500 million revolving credit facility.
Year-end net debt to total enterprise value was 39.5% compared to 41.1% at December 31, 2018.
During the quarter, the Company repriced a $175 million term loan from a spread of 1.75% over LIBOR to 1.25% over LIBOR, while maintaining the current maturity of October 2024. The Company also closed on a 10-year, $200 million, secured debt facility with a fixed interest rate of 3.35%. Proceeds from this financing and property dispositions were used to repay term loans maturing in 2020 and 2021.
At December 31, 2019, the Company’s outstanding debt had a weighted-average interest rate of 3.4%, a weighted-average maturity of 5.0 years, and 89.4% of total debt was fixed-rate debt. This compared to a weighted-average interest rate of 3.5%, a weighted-average maturity of 4.9 years, and 90.1% fixed-rate debt at December 31, 2018.

Distributions

For the quarter ended December 31, 2019, total distributions of $55.8 million were paid to common stockholders and operating partnership (“OP unit”) holders, including $16.1 million reinvested through the dividend reinvestment plan (“DRIP”), for net cash distributions of $39.7 million.
During the fourth quarter of 2019, FFO totaled 101.2% of total distributions and Core FFO totaled 109.7% of total distributions.
For the year ended December 31, 2019, total distributions of $220.2 million were paid to common stockholders and OP unit holders, including $67.4 million reinvested through the DRIP, for net cash distributions of $152.8 million.
During 2019, FFO totaled 98.5% of total distributions and Core FFO totaled 104.8% of total distributions.
Since the beginning of the fourth quarter, the Company made distributions in October 2019, November 2019, December 2019, January 2020, and February 2020 of $0.05583344 per share ($0.67 annualized).

Share Repurchase Program (“SRP”)
During the fourth quarter of 2019, approximately 506,000 shares of common stock, totaling approximately $5.1 million, were repurchased as the Company fulfilled repurchases sought upon a stockholder’s death, qualifying disability, or determination of incompetence in accordance with the terms of the SRP.

Stockholder Update Call
Chairman and Chief Executive Officer Jeff Edison and Chief Financial Officer John Caulfield will host a live conference call on Thursday, February 27, 2020 at 11:00 a.m. Eastern Time addressing the Company’s results. Following management’s prepared remarks, there will be a question and answer session where questions may be submitted via the webcast interface during the call.

Date: Thursday, February 27, 2020
Time: 11:00 a.m. Eastern Time
Webcast link: https://services.choruscall.com/links/peco200227.html
U.S. listen-only: (888) 346-2646
Replay: A webcast replay will be available approximately one hour after the conclusion of the presentation at http://investors.phillipsedison.com/event-calendar
Submit questions in advance of the call: InvestorRelations@phillipsedison.com

The conference call and accompanying slide presentation containing financial information can be accessed by visiting the Events and Presentations page on the Company’s website at investors.phillipsedison.com/event.
Interested parties will be able to access the conference call via online webcast or by telephone. If dialing in, please call the conference telephone number five minutes prior to the start time as an operator will register your name and organization. Participants should ask to join the Phillips Edison & Company call.
For more information on the Company’s financial results, please refer to the Company’s Form 10-K, which will be filed with the SEC and available on the SEC’s website at www.sec.gov no later than March 31, 2020.

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2019 AND 2018
(In thousands, except per share amounts)

	2019	2018
ASSETS
Investment in real estate:
Land and improvements	$1,552,562	$1,598,063
Building and improvements	3,196,762	3,250,420
In-place lease assets	442,729	464,721
Above-market lease assets	65,946	67,140
Total investment in real estate assets	5,257,999	5,380,344
Accumulated depreciation and amortization	(731,560)	(565,507)
Net investment in real estate assets	4,526,439	4,814,837
Investment in unconsolidated joint ventures	42,854	45,651
Total investment in real estate assets, net	4,569,293	4,860,488
Cash and cash equivalents	17,820	16,791
Restricted cash	77,288	67,513
Corporate intangible assets, net	2,439	14,054
Goodwill	29,066	29,066
Other assets, net	126,251	158,201
Real estate investment and other assets held for sale	6,038	17,364
Total assets	$4,828,195	$5,163,477
LIABILITIES AND EQUITY
Liabilities:
Debt obligations, net	$2,354,099	$2,438,826
Below-market lease liabilities, net	112,319	131,559
Earn-out liability	32,000	39,500
Deferred income	15,955	14,025
Derivative liability	20,974	3,633
Accounts payable and other liabilities	124,054	123,037
Total liabilities	2,659,401	2,750,580
Equity:
Preferred stock, $0.01 par value per share, 10,000 shares authorized, zero shares issued and
outstanding at December 31, 2019 and 2018	—	—
Common stock, $0.01 par value per share, 1,000,000 shares authorized, 289,047 and 279,803
shares issued and outstanding at December 31, 2019 and 2018, respectively	2,890	2,798
Additional paid-in capital	2,779,130	2,674,871
Accumulated other comprehensive (loss) income	(20,762)	12,362
Accumulated deficit	(947,252)	(692,045)
Total stockholders’ equity	1,814,006	1,997,986
Noncontrolling interests	354,788	414,911
Total equity	2,168,794	2,412,897
Total liabilities and equity	$4,828,195	$5,163,477

PHILLIPS EDISON & COMPANY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2019 AND 2018
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Rental income	$131,665	$111,840	$522,270	$395,790
Fees and management income	2,602	6,103	11,680	32,926
Other property income	1,080	178	2,756	1,676
Total revenues	135,347	118,121	536,706	430,392
Expenses:
Property operating	23,805	22,917	90,900	77,209
Real estate taxes	16,870	15,989	70,164	55,335
General and administrative	10,238	12,922	48,525	50,412
Depreciation and amortization	57,850	52,779	236,870	191,283
Impairment of real estate assets	12,767	13,086	87,393	40,782
Total expenses	121,530	117,693	533,852	415,021
Other:
Interest expense, net	(27,023)	(21,476)	(103,174)	(72,642)
Gain on sale or contribution of property, net	17,267	103,744	28,170	109,300
Transaction expenses	—	(3,331)	—	(3,331)
Other income (expense), net	800	(210)	(676)	(1,723)
Net income (loss)	4,861	79,155	(72,826)	46,975
Net (income) loss attributable to noncontrolling interests	(751)	(13,838)	9,294	(7,837)
Net income (loss) attributable to stockholders	$4,110	$65,317	$(63,532)	$39,138
Earnings per common share:
Net income (loss) per share attributable to stockholders - basic and diluted	$0.02	$0.34	$(0.22)	$0.20

Reconciliation of Non-GAAP Measures
Pro Forma Same-Center Net Operating Income
Same-center NOI represents the NOI for the properties that were owned and operational for the entire portion of both comparable reporting periods. For purposes of evaluating same-center NOI on a comparative basis, we are presenting pro forma same-center NOI, which is same-center NOI on a pro forma basis as if the merger (the “Merger”) between Phillips Edison & Company and Phillips Edison Grocery Center REIT II, Inc. had occurred on January 1, 2018. This perspective allows us to evaluate same-center NOI growth over a comparable period. As of December 31, 2019, we had 276 same-center properties, including 84 same-center properties acquired in the Merger. Pro forma same-center NOI is not necessarily indicative of what actual same-center NOI growth would have been if the Merger had occurred on January 1, 2018, nor does it purport to represent same-center NOI growth for future periods.
Pro forma same-center NOI highlights operating trends such as occupancy rates, rental rates, and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating same-center NOI, and accordingly, our pro forma same-center NOI may not be comparable to other REITs.
Pro forma same-center NOI should not be viewed as an alternative measure of our financial performance because it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, acquisition expenses, depreciation and amortization, interest expense, other income (expense), or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties that could materially impact our results from operations.
Funds from Operations and Core Funds from Operations
FFO is a non-GAAP performance financial measure that is widely recognized as a measure of REIT operating performance. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) attributable to common stockholders computed in accordance with GAAP, excluding gains (or losses) from sales of property and gains (or losses) from change in control, plus depreciation and amortization, and after adjustments for impairment losses on real estate and impairments of in-substance real estate investments in investees that are driven by measurable decreases in the fair value of the depreciable real estate held by the unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. We calculate FFO Attributable to Stockholders and Convertible Noncontrolling Interests in a manner consistent with the NAREIT definition, with an additional adjustment made for noncontrolling interests that are not convertible into common stock.
To better align with other publicly traded REITs we are presenting Core FFO in place of Modified Funds from Operations. Core FFO is an additional performance financial measure used by us as FFO includes certain non-comparable items that affect our performance over time. We believe that Core FFO is helpful in assisting management and investors with the assessment of the sustainability of operating performance in future periods. We believe it is more reflective of our core operating performance and provides an additional measure to compare our performance across reporting periods on a consistent basis by excluding items that may cause short-term fluctuations in net income (loss). To arrive at Core FFO we adjust FFO attributable to stockholders and convertible noncontrolling interests to exclude certain recurring and non-recurring items including, but not limited to, depreciation and amortization of corporate assets, gains or losses on the extinguishment or modification of debt, transaction and acquisition expenses, and amortization of unconsolidated joint venture basis differences.
FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and Core FFO should not be considered alternatives to net income (loss) or income (loss) from continuing operations under GAAP, as an indication of our liquidity, nor as an indication of funds available to cover our cash needs, including our ability to fund distributions. Core FFO may not be a useful measure of the impact of long-term operating performance on value if we do not continue to operate our business plan in the manner currently contemplated.
Accordingly, FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and Core FFO should be reviewed in connection with other GAAP measurements, and should not be viewed as more prominent measures of performance than net income (loss) or cash flows from operations prepared in accordance with GAAP. Our FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and Core FFO, as presented, may not be comparable to amounts calculated by other REITs.

Pro Forma Same-Center Net Operating Income—The table below compares pro forma same-center NOI (in thousands):

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018(1)	$ Change	% Change	2019	2018(1)	$ Change	% Change
Revenues:
Rental income(2)	$87,682	$87,848	$(166)		$352,409	$350,790	$1,619
Tenant recovery income	33,199	29,531	3,668		120,011	119,049	962
Other property income	974	452	522		2,522	1,937	585
Total revenues	121,855	117,831	4,024	3.4%	474,942	471,776	3,166	0.7%
Operating expenses:
Property operating expenses(2)	19,170	19,495	(325)		69,543	73,957	(4,414)
Real estate taxes(2)	16,048	17,421	(1,373)		65,778	70,176	(4,398)
Total operating expenses	35,218	36,916	(1,698)	(4.6)%	135,321	144,133	(8,812)	(6.1)%
Total Pro Forma Same- Center NOI	$86,637	$80,915	$5,722	7.1%	$339,621	$327,643	$11,978	3.7%

(1)
Adjusted for the same-center operating results of the Merger prior to the transaction date in 2018. For additional information and details about REIT II operating results included herein, refer to the REIT II Same-Center NOI table below.

(2)
Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income. In accordance with Accounting Standards Codification Topic 842, Leases (“ASC 842”), revenue amounts deemed uncollectible are included as an adjustment to rental income for 2019 as compared to property operating expense in 2018. Additionally, in accordance with ASC 842, real estate tax payments made by tenants directly to third parties are no longer recognized as recoverable revenue or expense in 2019.

Pro Forma Same-Center Net Operating Income Reconciliation—Below is a reconciliation of Net Income (Loss) to NOI and Pro Forma Same-Center NOI for the three months and years ended December 31, 2019 and 2018 (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss)	$4,861	$79,155	$(72,826)	$46,975
Adjusted to exclude:
Fees and management income	(2,602)	(6,103)	(11,680)	(32,926)
Straight-line rental income	(1,974)	(1,594)	(9,079)	(5,173)
Net amortization of above- and below-market leases	(919)	(982)	(4,185)	(3,949)
Lease buyout income	(78)	(404)	(1,166)	(519)
General and administrative expenses	10,238	12,922	48,525	50,412
Depreciation and amortization	57,850	52,779	236,870	191,283
Impairment of real estate assets	12,767	13,086	87,393	40,782
Interest expense, net	27,023	21,476	103,174	72,642
Gain on sale or contribution of property, net	(17,267)	(103,744)	(28,170)	(109,300)
Other	(800)	2,101	676	4,720
Property operating expenses related to fees and management income	1,093	6,867	6,264	17,503
NOI for real estate investments	90,192	75,559	355,796	272,450
Less: Non-same-center NOI(1)	(3,555)	(9,255)	(16,175)	(44,194)
NOI from same-center properties acquired in the Merger, prior to acquisition	—	14,611	—	99,387
Total Pro Forma Same-Center NOI	$86,637	$80,915	$339,621	$327,643

(1)	Includes operating revenues and expenses from non-same-center properties which includes properties acquired, sold, or contributed, and corporate activities.

REIT II Same-Center Net Operating Income—NOI from the REIT II properties acquired in the Merger, prior to acquisition, was obtained from the accounting records of REIT II without adjustment. The accounting records were subject to internal review by us. The table below provides same-center NOI detail for the non-ownership period of REIT II (in thousands):

	Three Months Ended December 31,	Year Ended December 31,
	2018	2018
Revenues:
Rental income(1)	$15,301	$106,711
Tenant recovery income	5,919	40,354
Other property income	263	828
Total revenues	21,483	147,893
Operating expenses:
Property operating expenses	3,746	24,808
Real estate taxes	3,126	23,698
Total operating expenses	6,872	48,506
Total Same-Center NOI	$14,611	$99,387

(1)	Excludes straight-line rental income, net amortization of above- and below-market leases, and lease buyout income.

Funds from Operations and Core Funds from Operations—The following table presents our calculation of FFO, FFO Attributable to Stockholders and Convertible Noncontrolling Interests, and Core FFO and provides additional information related to our operations (in thousands, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018(1)	2019	2018(1)
Calculation of FFO Attributable to Stockholders and Convertible Noncontrolling Interests
Net income (loss)	$4,861	$79,155	$(72,826)	$46,975
Adjustments:
Depreciation and amortization of real estate assets	56,522	50,137	231,023	177,504
Impairment of real estate assets	12,767	13,086	87,393	40,782
Gain on sale or contribution of property, net	(17,267)	(103,744)	(28,170)	(109,300)
Adjustments related to unconsolidated joint ventures	(420)	560	(128)	560
FFO attributable to the Company	56,463	39,194	217,292	156,521
Adjustments attributable to noncontrolling interests not convertible into common stock	(8)	(30)	(282)	(299)
FFO attributable to stockholders and convertible noncontrolling interests	$56,455	$39,164	$217,010	$156,222
Calculation of Core FFO
FFO attributable to stockholders and convertible noncontrolling interests	$56,455	$39,164	$217,010	$156,222
Adjustments:
Depreciation and amortization of corporate assets	1,328	2,642	5,847	13,779
Change in fair value of earn-out liability and derivatives	—	893	(7,500)	2,393
Other impairment charges	—	—	9,661	—
Amortization of unconsolidated joint venture basis differences	976	167	2,854	167
Loss (gain) on extinguishment or modification of debt, net	2,238	(93)	2,238	(93)
Transaction and acquisition expenses	202	3,426	598	3,426
Other	1	(26)	158	232
Core FFO	$61,200	$46,173	$230,866	$176,126

FFO Attributable to Stockholders and Convertible Noncontrolling Interests/Core FFO per share
Weighted-average common shares outstanding - diluted(2)	330,717	276,766	327,510	241,367
FFO Attributable to Stockholders and Convertible Noncontrolling Interests per share - diluted	$0.17	$0.14	$0.66	$0.65
Core FFO per share - diluted	$0.19	$0.17	$0.70	$0.73

(1)
In 2019 we are presenting Core FFO in place of Modified Funds from Operations to better align with our publicly traded peers. Prior years have been updated to conform with the presentation of Core FFO. Additionally, outside of our transition to presenting Core FFO, certain prior period amounts have been reclassified to conform with current year presentation.

(2)
Restricted stock awards were dilutive to FFO Attributable to Stockholders and Convertible Noncontrolling Interests and Core FFO for the three months and years ended December 31, 2019 and 2018, and, accordingly, their impact was included in the weighted-average common shares used to calculate diluted FFO Attributable to Stockholders and Convertible Noncontrolling Interests/Core FFO per share. For the year ended December 31, 2019, restricted stock awards with a weighted-average impact of approximately 400,000 shares had an anti-dilutive effect upon the calculation of earnings per share and thus were excluded. As these shares were not anti-dilutive to diluted FFO and Core FFO per share, they were included above.

Net Debt to Total Enterprise Value
The following table presents our calculation of net debt to total enterprise value, inclusive of our prorated portion of net debt owned through our joint ventures, as of December 31, 2019 and 2018 (dollars in thousands):

	2019	2018
Net debt:
Total debt, excluding market adjustments and deferred financing expenses	$2,421,520	$2,522,432
Less: Cash and cash equivalents	18,376	18,186
Total net debt	$2,403,144	$2,504,246
Enterprise value:
Total net debt	$2,403,144	$2,504,246
Total equity value(1)	3,682,161	3,583,029
Total enterprise value	$6,085,305	$6,087,275

Net debt to total enterprise value	39.5%	41.1%
(1) Total equity value is calculated as the number of common shares and OP units outstanding multiplied by the EVPS at the end of the period. There were 331.7 million and 324.6 million diluted shares outstanding as of December 31, 2019 and 2018, respectively.

Our revolving credit facility has a capacity of $500.0 million and a current interest rate of LIBOR plus 1.4%. As of December 31, 2019, $489.8 million was available for borrowing under the revolving credit facility. The maturity date is October 2021, with additional options to extend the maturity to October 2022.

About Phillips Edison & Company
Phillips Edison & Company, Inc. (“PECO”), an internally-managed REIT, is one of the nation’s largest owners and operators of grocery-anchored shopping centers. PECO’s diversified portfolio of well-occupied neighborhood shopping centers features a mix of national and regional retailers selling necessity-based goods and services in fundamentally strong markets throughout the United States. Through its vertically-integrated operating platform, the Company manages a portfolio of 317 shopping centers, including 287 wholly-owned centers comprising approximately 32.1 million square feet across 31 states (as of December 31, 2019). PECO has generated strong operating results over its 28+ year history and has partnered with leading institutional commercial real estate investors including TPG Real Estate and The Northwestern Mutual Life Insurance Company. The Company remains exclusively focused on creating great grocery-anchored shopping experiences and improving the communities it serves one center at a time. For more information, please visit www.phillipsedison.com.

Forward-Looking Statements
Certain statements contained in this press release of Phillips Edison & Company, Inc. (“we,” the “Company,” “our,” or “us”) other than historical facts may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this report is filed with the U.S. Securities and Exchange Commission (“SEC”). Such statements include, in particular, statements about our plans, strategies, and prospects, and are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. These risks include, without limitation, (i) changes in national, regional, or local economic climates; (ii) local market conditions, including an oversupply of space in, or a reduction in demand for, properties similar to those in our portfolio; (iii) vacancies, changes in market rental rates, and the need to periodically repair, renovate, and re-let space; (iv) changes in interest rates and the availability of permanent mortgage financing; (v) competition from other available properties and the attractiveness of properties in our portfolio to our tenants; (vi) the financial stability of tenants, including the ability of tenants to pay rent; (vii) changes in tax, real estate, environmental, and zoning laws; (viii) the concentration of our portfolio in a limited number of industries, geographies, or investments; and (ix) any of the other risks included in the Company’s SEC filings. Therefore, such statements are not intended to be a guarantee of our performance in future periods.

See Part I, Item 1A. Risk Factors of our 2019 Annual Report on Form 10-K, to be filed with the SEC on or before March 31, 2020, and any subsequent filings, for a discussion of some of the risks and uncertainties, although not all of the risks and uncertainties, that could cause actual results to differ materially from those presented in our forward-looking statements. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this release.

Investors:
Phillips Edison & Company, Inc.
Michael Koehler, Vice President of Investor Relations
(513) 338-2743
InvestorRelations@phillipsedison.com

Source: Phillips Edison & Company, Inc.
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